PRESS RELEASE
-------------

PATAPSCO BANCORP, INC.
For further information, contact Joseph J. Bouffard, President 410-285-9327

Parkville Federal Savings Bank.
For further information, contact David D. Martin, President 410-882-4040

           THE PATAPSCO BANK TO ACQUIRE PARKVILLE FEDERAL SAVINGS BANK

Baltimore, MD. November 12, 2003 - The Boards of Directors of Patapsco Bancorp, Inc. (OTC Bulletin Board: PATD), the parent company of The Patapsco Bank, and Parkville Federal Savings Bank (a privately held company), announced today that The Patapsco Bank and Parkville Federal Savings Bank have signed an agreement whereby The Patapsco Bank will acquire Parkville Federal Savings Bank in an all cash transaction. Shareholders of Parkville Federal Savings Bank common stock will receive $62.51 for each share issued and outstanding at the effective time of the acquisition. Parkville Federal Savings Bank has a total of 67,073 shares outstanding and 15,000 stock options, which brings the total purchase price to $4,681,733 or 1.25 times fully diluted book value and 21.2 times, the last twelve months earnings per share as of September 30, 2003.


     The Patapsco Bank serves Baltimore County and surrounding communities from its three offices located at 1301 Merritt Boulevard, Dundalk, Maryland, 1844 East Joppa Road, Baltimore, Maryland and 8705 Harford Road, Baltimore, Maryland. Parkville Federal Savings Bank serves Baltimore City and Baltimore County from its three offices that are located at 7802 Harford Road, Baltimore, Maryland and 12128 Glen Arm Road, Baltimore, Maryland and 821 West 36th Street Baltimore, Maryland.

     "The Patapsco Bank is very enthusiastic about its agreement to purchase Parkville Federal Savings Bank" stated Joseph J. Bouffard, President of Patapsco Bancorp, Inc. and The Patapsco Bank, "We are excited about the synergy between the two organizations and the opportunity to offer our existing products to new customers."


     David D. Martin, President of Parkville Federal Savings Bank, said "This transaction will enable us to enhance our product offerings and enable us to better serve our communities. The Patapsco Bank provides the same kind of personal service that has been the foundation of our growth. We are confident that our customers will benefit from this affiliation."

     The acquisition will result in consolidated assets of approximately $206 million, consolidated loans of approximately $147 million and consolidated deposits of approximately $163 million based on September 30, 2003 financial information. The acquisition is expected to


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be  completed in the first  quarter or second  quarter of 2004 and is subject to various conditions, including regulatory approval.

     As of September 30, 2003, Patapsco Bancorp, Inc. reported assets of $166 million and total stockholders equity of $15.9 million and Parkville Federal Savings Bank reported assets of $50 million and total stockholders' equity of $3.3 million.

     This press release contains certain forward-looking statements about the proposed acquisition of Parkville Federal Savings Bank by The Patapsco Bank. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may". Certain factors that could cause actual results to differ materially from expected include delays in completing the acquisition, difficulties in achieving cost savings from the acquisition or in achieving such cost savings within the expected time frame, difficulties in integrating The Patapsco Bank and Parkville Federal Savings Bank, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which The Patapsco Bank and Parkville Federal Savings Bank are engaged.


     Patapsco Bancorp, Inc., The Patapsco Bank and Parkville Federal Savings Bank do not undertake, and each specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.